EXHIBIT 4.1
EXECUTION VERSION

NOTE PURCHASE AGREEMENT
dated as of February 13, 2009

SIRIUS XM RADIO INC.
XM SATELLITE RADIO HOLDINGS INC.
XM 1500 ECKINGTON LLC
XM INVESTMENT LLC
and
THE PURCHASERS LISTED ON SCHEDULE 1 HERETO

TABLE OF CONTENTS

Page
ARTICLE I DEFINITIONS	1
Section 1.1 Definitions	1
Section 1.2 Terms Generally	6
Section 1.3 Computation of Time Periods	6
Section 1.4 Accounting Terms	7

ARTICLE II EXCHANGE OF EXISTING NOTES FOR XM SATELLITE NOTES	7
Section 2.1 Authorization and Issuance	7
Section 2.2 Exchange of Existing Convertible Notes for XM Satellite Notes	7
Section 2.3 Structuring Fee; Delivery Date	7
Section 2.4 Closing	8

ARTICLE III REPRESENTATIONS AND WARRANTIES OF XM SATELLITE, THE GUARANTORS AND PARENT	8
Section 3.1 Organization; Powers	8
Section 3.2 Authorization and; Enforceability of this Agreement	8
Section 3.3 Authorization and Enforceability of the Exchanges, the XM Satellite Note Indenture, the XM Satellite Notes. the Note Guarantees and the Registration Rights Agreement	8
Section 3.4 Authorization of the Structuring Fee Shares	9
Section 3.5 Governmental Consents; No Conflicts	9
Section 3.6 Properties	9
Section 3.7 Litigation	10
Section 3.8 Environmental Matters	10
Section 3.9 Compliance with Laws and Agreements	10
Section 3.10 Investment Company Act	10
Section 3.11 Taxes	10
Section 3.12 ERISA	10
Section 3.13 Well-Known Seasoned Issuer Status	11
Section 3.14 Common Stock	11
Section 3.15 Registration Statement, Prospectus Supplement and Incorporated Documents	11
Section 3.16 Subsidiaries; Capital Stock	11
Section 3.17 SEC Reports; Financial Statements	11
Section 3.18 Insurance	12
Section 3.19 Margin Regulations	12
Section 3.20 No Registration	12
Section 3.21 WKSI Shelf	12
Section 3.22 Prospectus Supplement	12
Section 3.23 Brokerage Fees	12
Section 3.24 PATRIOT Act	12
Section 3.25 No Bankruptcy	13
Section 3.26 Concerning the Guarantors	13

ARTICLE IV TRANSACTION COVENANTS	13
Section 4.1 Maintenance of Parent’s WKSI Shelf	13

Page
Section 4.2 Eligibility to Resell the Structuring Fee Shares under the Parent WKSI Shelf	13
Section 4.3 Filing of Parent Non-WKSI Shelf	14
Section 4.4 Suspension	14
Section 4.5 Covenant Regarding Offerings	14
Section 4.6 Rules 144 and 144A	14
Section 4.7 Existing Convertible Notes	14
Section 4.8 Covenant to File 8-Ks	14
Section 4.9 Registration Rights	15

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS	15
Section 5.1 Purchase Representations and Warranties	15
Section 5.2 Corporate Power; Authorization; Enforceability	16
Section 5.3 No Actions or Proceedings	16
Section 5.4 Ownership of Existing Convertible Notes	16
Section 5.5 Accuracy of Purchaser Information	16

ARTICLE VI CONDITIONS PRECEDENT	16
Section 6.1 Conditions to Obligations of the Purchasers	16
Section 6.2 Conditions to Obligations of XM Satellite, the Guarantors and Parent	18
Section 6.3 Conditions to Obligations of Each of the Parties	18

ARTICLE VII EXPENSES, INDEMNIFICATION AND CONTRIBUTION	18
Section 7.1 Expenses	18
Section 7.2 Indemnification	18
Section 7.3 Contribution	20
Section 7.4 Waiver of Punitive Damages	20

ARTICLE VIII MISCELLANEOUS	21
Section 8.1 Notices	21
Section 8.2 Benefit of Agreement and Assignments	21
Section 8.3 No Waiver; Remedies Cumulative	21
Section 8.4 Counterparts	22
Section 8.5 Headings	22
Section 8.6 Governing Law; Submission to Jurisdiction; Venue	22
Section 8.7 Severability	22
Section 8.8 Entirety	23
Section 8.9 Survival of Covenants, Indemnities and Representations and Warranties	23
Section 8.10 Construction	23
Section 8.11 Incorporation	23
Section 8.12 No Personal Obligations	23
Section 8.13 Currency	23

SIRIUS XM RADIO INC.	1

SELLING STOCKHOLDER	1

QUESTIONNAIRE	1

Schedule 1	Purchasers

Schedule 3.16-1	Subsidiaries
Schedule 3.16-2	Capital Stock
Schedule 3.23	Brokerage Fees

Exhibit A	Form of XM Satellite Notes Indenture
Exhibit B	Registration Rights Agreement
Exhibit C	Form of Opinion of Simpson Thacher & Bartlett LLP
Exhibit D	Form of Instruction to Trustee Cancel Notes
Exhibit E	Form of Letter to the Transfer Agent for Sales under the Prospectus Supplement
Exhibit F	Form of Selling Stockholder Questionnaire

          NOTE PURCHASE AGREEMENT (this “Agreement”), dated as of February 13, 2009, among Sirius XM Radio Inc., a Delaware corporation (“Parent”), XM Satellite Radio Holdings Inc., a Delaware corporation (“XM Satellite”), XM 1500 Eckington LLC, a Delaware limited liability company (“XM Eckington”), XM Investment LLC, a Delaware limited liability company (“XM Investment,” and, together with XM Eckington, the “Guarantors”), and the Purchasers listed on Schedule 1 hereto (the “Purchasers”).
PRELIMINARY STATEMENT
          WHEREAS, in connection with XM Satellite’s recapitalization, XM Satellite and Parent will (1) issue senior PIK secured notes due 2011, guaranteed by the Guarantors, in an aggregate principal amount of $172,485,000 (such notes, issued pursuant to the XM Satellite Notes Indenture, the “XM Satellite Notes”); and (2) pay a structuring fee (a “Structuring Fee”) to the Purchasers at each Purchaser’s election in the form of shares of Common Stock (as defined herein) or cash in exchange for the Purchasers’ services in structuring the terms and conditions of the XM Satellite Notes. The Structuring Fee Shares will be issued as set forth in Section 2.3; and
          WHEREAS, in connection with XM Satellite’s recapitalization, on the Closing Date (as defined herein), the Purchasers will surrender their Existing Convertible Notes (as defined herein) to XM Satellite as set forth in Section 2.2 hereof in exchange for a like principal amount of XM Satellite Notes and the Structuring Fee Shares;
          NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
          Section 1.1 Definitions. As used herein the following terms shall have the meaning specified herein (it being understood that defined terms shall include in the singular number the plural and in the plural the singular):
     “Accredited Investor” means any Person that is an “accredited investor” within the meaning of Rule 501.
     “Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes hereof, “control”, when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
     “Agreement” shall have the meaning set forth in the preamble hereto.
     “Board” means the Board of Directors of Parent or any committee thereof duly authorized to act on behalf of such Board.
     “Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

     “Business Day” means any day that is not a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.
     “Cash Fee” shall have the meaning set forth in Section 2.3(a).
     “Closing” shall have the meaning set forth in Section 2.4.
     “Closing Date” shall have the meaning set forth in Section 2.4.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.
     “Common Stock” means common stock, par value $0.001 per share, of Parent.
     “Delivery Date” shall have the meaning set forth in Section 2.3(b).
     “DTC” means The Depository Trust Company.
     “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.
     “Environmental Liability” means any liability, obligation, damage, loss, claim, action, suit, judgment, order, fine, penalty, fee, expense or cost, contingent or otherwise (including any liability for natural resource damages, costs of environmental remediation or indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Parent is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
     “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) prior to the effectiveness of the applicable provisions of the Pension Act, the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA) or, on and after the effectiveness of the applicable provisions of the Pension Act, any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA)

applicable to such Plan, in each case whether or not waived, (c) the filing pursuant to, prior to the effectiveness of the applicable provisions of the Pension Act, Section 412(d) of the Code or Section 303(d) of ERISA or, on and after the effectiveness of the applicable provisions of the Pension Act, Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan, (d) on and after the effectiveness of the applicable provisions of the Pension Act, a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) the incurrence by Parent or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan, (f) the receipt by Parent or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan, (f) the incurrence by Parent or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan or (g) the receipt by Parent or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Parent or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or, on and after the effectiveness of the applicable provisions of the Pension Act, in endangered or critical status, within the meaning of Section 305 of ERISA.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Exchanges” shall have the meaning set forth in Section 2.2.
     “Existing Convertible Notes” shall have the meaning set forth in Section 2.2.
     “Existing Convertible Notes Indenture” means the Indenture relating to the Existing Convertible Notes, dated as of November 23, 2004, between XM Satellite and The Bank of New York, as Trustee, as amended by the First Supplemental Indenture, dated as of July 24, 2008, between XM Satellite and The Bank of New York Mellon, as Trustee, and as further amended by the Second Supplemental Indenture, dated as of July 28, 2008, among XM Satellite, Parent and The Bank of New York Mellon, as Trustee.
     “Financial Statements” shall have the meaning set forth in Section 3.17(b).
     “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.
     “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government and shall include any self-regulatory organization to whose authority any Person is subject, including but not limited to the Financial Industry Regulatory Authority (FINRA).
     “Guarantors” shall have the meaning set forth in the recitals hereto.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, and all other substances or wastes of any nature regulated, limited or prohibited pursuant to any Environmental Law.

     “Indemnitees” shall have the meaning set forth in Section 7.2(a).
     “Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Parent and its Subsidiaries, taken as a whole, (b) the business, assets, operations or financial condition of XM Satellite and its Subsidiaries, taken as a whole, (c) the Mortgaged Property, taken as a whole, or (d) the rights of or benefits available to Purchasers pursuant to this Agreement or the XM Satellite Notes Indenture.
     “Mortgaged Property” has the meaning set forth in the XM Satellite Notes Indenture.
     “Mortgages” has the meaning set forth in the XM Satellite Notes Indenture.
     “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “Non-WKSI Shelf” shall have the meaning set forth in Section 4.3.
     “Note Guarantees” means the Note Guarantees as defined in the XM Satellite Notes Indenture.
     “Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its certificate of articles of organization or formation, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.
     “Parent” shall have the meaning set forth in the preamble hereto.
     “Parent SEC Reports” means Parent’s Annual Report on Form 10-K for the year ended December 31, 2007; Parent’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008; Parent’s Proxy Statement on Schedule 14A, filed on November 4, 2008, for its 2008 Annual Meeting of Stockholders, and any Current Reports on Form 8-K filed by Parent on or after November 12, 2008, together in each case with any documents incorporated by reference therein or exhibits thereto.
     “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
     “Pension Act” means the Pension Protection Act of 2006, as amended from time to time.
     “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or any other entity.
     “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of

ERISA, and in respect of which Parent or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Prospectus Supplement” shall have the meaning set forth in Section 4.2.
     “Purchasers” shall have the meaning set forth in the preamble hereto.
     “Registration Rights Agreement” shall have the meaning set forth in Section 4.9.
     “Registration Statement” shall have the meaning set forth in Section 4.3.
     “Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System (or any successor provision), as it may be amended from time to time.
     “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System (or any successor provision), as it may be amended from time to time.
     “Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System (or any successor provision), as it may be amended from time to time.
     “Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.
     “SEC” means the Securities and Exchange Commission.
     “SEC Reports” means the Parent SEC Reports and the XM Satellite SEC Reports.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Security Documents” shall have the meaning set forth in the XM Satellite Notes Indenture.
     “Shelf Effectiveness Period” shall have the meaning set forth in Section 4.2.
     “Structuring Fee” shall have the meaning set forth in the recitals hereto.
     “Structuring Fee Shares” shall have the meaning set forth in Section 2.3(a).
     “Subsidiary” means, with respect to any Person (for purposes of this definition, the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the total voting power of the Voting Stock or, in the case of a partnership, more than 50% of the equity or more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
     “Suspension Period” shall have the meaning set forth in Section 4.4.

     “Tax” or “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
     “Transaction Documents” means, collectively, this Agreement, including the Registration Rights Agreement set forth in Exhibit B herein, the XM Satellite Notes, the Note Guarantees, the XM Satellite Notes Indenture and the Security Documents.
     “Trust Indenture Act” or “TIA” shall have the meaning set forth in the XM Satellite Notes Indenture.
     “Voting Stock” of a Person means all classes of capital stock of such Person outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.
     “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
     “WKSI Shelf” shall have the meaning set forth in Section 3.21.
     “XM Eckington” shall have the meaning set forth in the preamble hereto.
     “XM Investment” shall have the meaning set forth in the preamble hereto.
     “XM Satellite” shall have the meaning set forth in the preamble hereto.
     “XM Satellite Notes” shall have the meaning set forth in the preamble hereto.
     “XM Satellite Notes Indenture” means the Indenture, to be dated as of the Closing Date, among XM Satellite, the Guarantors, Parent and The Bank of New York Mellon, as Trustee, in the form attached as Exhibit A to this Agreement, relating to the XM Satellite Notes.
     “XM Satellite SEC Reports” means XM Satellite’s Annual Report on Form 10-K for the year ended December 31, 2007; XM Satellite’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008; the XM Satellite’s Proxy Statement on Schedule 14A, filed on June 3, 2008, for its 2008 Annual Meeting of Stockholders, and any Current Reports on Form 8-K filed by XM Satellite on or after November 12, 2008, together in each case with any documents incorporated by reference therein or exhibits thereto.
          Section 1.2 Terms Generally. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as in effect on the date hereof, and in the case of the XM Satellite Notes Indenture, as in effect on the Closing Date, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns and (c) the words “including” and “includes” shall mean “including without limitation” and “includes without limitation”, as applicable.
          Section 1.3 Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each means “to but excluding”, and the word “within” means “from and excluding a specified date and to and including a later specified date.”

The definitions of all terms defined herein shall include the singular as well as the plural form of such terms and the masculine of such terms as well as the feminine and neuter genders of such terms.
          Section 1.4 Accounting Terms. Accounting terms used but not otherwise defined herein shall have the meanings provided in, and be construed in accordance with, GAAP.
ARTICLE II
EXCHANGE OF EXISTING NOTES FOR XM SATELLITE NOTES
          Section 2.1 Authorization and Issuance. Prior to the execution and delivery of this Agreement, (a) XM Satellite will authorize the Exchanges, the issue of the XM Satellite Notes and any other matters incident to the Exchanges and will cause the Guarantors to authorize the issue of the Note Guarantees and (b) Parent will authorize the issuance of the Structuring Fee Shares. The XM Satellite Notes shall be in the form specified in the XM Satellite Notes Indenture.
          Section 2.2 Exchange of Existing Convertible Notes for XM Satellite Notes.
          (a) Subject to the terms and conditions of this Agreement, at the Closing, each of the Purchasers shall surrender to XM Satellite for cancellation in accordance with the terms of the Existing Convertible Notes Indenture, the aggregate principal amount of existing 10% Convertible Senior Notes due 2009 (the “Existing Convertible Notes”) set forth opposite each such Purchaser’s name in Column A on Schedule 1. Each Purchaser shall provide an instruction to The Bank of New York Mellon, as trustee under the Existing Convertible Notes Indenture, to cancel the Existing Convertible Notes so surrendered in the form set forth as Exhibit D. Simultaneously with such surrender, XM Satellite will issue to each of the Purchasers XM Satellite Notes in the aggregate principal amount as set forth opposite such Purchaser’s name in Column B on Schedule 1 (which shall be equal to 100% of the aggregate principal amount of the Existing Convertible Notes being so surrendered by such Purchaser) to such Purchaser’s account set forth in Column C on Schedule 1 (such exchanges, the “Exchanges”). For the avoidance of doubt, the Existing Convertible Notes shall not be cancelled unless and until the XM Satellite Notes and the Structuring Fee have been delivered.
          (b) On or after the Closing Date, each Purchaser hereby further consents and agrees to take such actions as may be required to implement such holder’s consent through the book-entry facilities of DTC to effect the transactions discussed herein, including but not limited to instructing its DTC Participant to effect the surrender of Existing Convertible Notes on its behalf through the Deposit/Withdrawal at Custodian (DWAC) procedures of DTC, and hereby authorizes the Company to take any such actions on its behalf. Each Purchaser also consents and agrees to the deliver to the Company on the Closing Date a Substitute Form W-8 or W-9, as applicable, in the form set forth as Exhibit G.
          Section 2.3 Structuring Fee; Delivery Date.
          (a) Each Purchaser shall be entitled, at its election, to receive either (1) 833 shares of Common Stock per $1,000 aggregate principal amount of Existing Convertible Notes set forth opposite each such Purchaser’s name in Column A on Schedule 1, rounded down to the nearest whole number of shares (the “Structuring Fee Shares”) or (2) $50 cash per $1,000 aggregate principal amount of Existing Convertible Notes set forth opposite each such Purchaser’s name in Column A on Schedule 1 (the “Cash Fee”). No fractional shares shall be delivered. Each Purchaser shall make its election in Column A on Schedule 2 and provide such election to the Company on the date of this Agreement. The Structuring Fee Shares or the Cash Fee shall be delivered by the Company to each Purchaser in accordance with the instructions provided by the Purchaser in Column B or C, respectively, on Schedule 2. Notwithstanding anything else in this Agreement, the Company shall have no obligation to deliver the Structuring Fee Shares or the Cash Fee to any Purchaser prior to receiving the corresponding election from such Purchaser.
          (b) The Structuring Fee Shares and the Cash Fee shall be delivered no later than 2:00 p.m., New York City time, on the Closing Date (the “Delivery Date”).
          (c) The obligations hereunder of the Purchasers to exchange their Existing Convertible Notes for XM Satellite Notes are several and not joint, and no Purchaser shall have any liability to any Person for the performance or non-performance by any other Purchaser. Each Purchaser shall be entitled to protect and enforce its rights, including the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.
          Section 2.4 Closing. The closing of the Exchanges (the “Closing”) and the delivery of the Structuring Fee Shares and/or the Cash Fee, as applicable, will take place on February 13, 2009, no later than 2:00 p.m., New York City time (the “Closing Date”), unless another date or time is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, unless another place is agreed to in writing by the parties hereto.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF XM SATELLITE, THE GUARANTORS AND PARENT
          XM Satellite, the Guarantors and Parent, jointly and severally, represent and warrant to the Purchasers on and as of the date hereof (after giving pro forma effect to Exchanges) and on the Closing Date that:
          Section 3.1 Organization; Powers. XM Satellite, the Guarantors and Parent (a) are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization, (b) have all requisite power and authority to own and operate their respective properties, to conduct their business as now conducted and as proposed to be conducted and are qualified to do business in each of their respective jurisdictions, and (c) are in good standing in each jurisdiction where such qualification is required, except where the failure to be so qualified or in good standing, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
          Section 3.2 Authorization and; Enforceability of this Agreement. This Agreement is duly executed and delivered by each of XM Satellite, the Guarantors and Parent and this Agreement constitutes a legal, valid and binding obligation of XM Satellite, the Guarantors and Parent, enforceable against each of them in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally and to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          Section 3.3 Authorization and Enforceability of the Exchanges, the XM Satellite Note Indenture, the XM Satellite Notes. the Note Guarantees and the Registration Rights Agreement. The Exchanges (including the issuance of the XM Satellite Notes and the execution and delivery of the XM Satellite Notes Indenture) are within XM Satellite’s organizational powers and have been duly authorized by all necessary corporate action. The issuance and sale of the Note Guarantees are within the organizational powers of the Guarantors and have been duly authorized by all necessary limited liability company action. The XM Satellite Notes Indenture and the XM Satellite Notes constitute legal, valid and binding obligations of XM Satellite, the Guarantors and Parent (in the case of the XM Satellite Notes Indenture), enforceable against them in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally and to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Registration Rights Agreement constitutes a legal, valid and binding obligation of XM Satellite, the Guarantors and Parent, enforceable against them in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and to public policy.
          Section 3.4 Authorization of the Structuring Fee Shares. The issuance of the Structuring Fee Shares is within Parent’s organizational powers. The Structuring Fee Shares have been duly authorized by all necessary corporate action, and, when issued and delivered as provided herein, will be duly and validly issued, fully paid and nonassessable, and the issuance of the Structuring Fee Shares is not subject to any preemptive or any similar rights.
          Section 3.5 Governmental Consents; No Conflicts. (i) The consummation of the Exchanges, the issuance of the Structuring Fee Shares and the execution, delivery and performance by XM Satellite, the Guarantors and Parent of the Transaction Documents to which they are a party (a) do not require any authorization or approval or other action by, or any notice to or filing with, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) do not and will not violate the charter, bylaws or other organizational documents of Parent or any of its Subsidiaries, (c) do not require any approval of stockholders or any approval or consent of any Person, except for such approvals and consents which will be obtained on or before the Closing Date, and (d) will not (i) violate, conflict with, or result in a breach of or default under any indenture, agreement or other instrument binding upon Parent or any of its Subsidiaries or their respective assets, or give rise to a right thereunder to require any payment to be made by Parent or any of its Subsidiaries or (ii) violate any material order, judgment or decree of any court or other agency of any Governmental Authority binding Parent or any of its Subsidiaries or (iii) violate any provision of any law, regulation or governmental rule applicable to Parent or any of its Subsidiaries, other than, in the case of (a), (b) with respect to Subsidiaries other than XM Satellite and the Guarantors, (c) and (d) above, where the foregoing could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
          Section 3.6 Properties.
          (a) XM Satellite and the Guarantors each have good title to, or valid leasehold interests in, all real and personal property material to their respective businesses, except for defects in title that do not materially interfere with their respective abilities to conduct their businesses as currently conducted or to utilize such properties for their intended purposes.
          (b) XM Satellite and the Guarantors each own or are licensed to use all trademarks, tradenames, copyrights, patents and other intellectual property material to their respective businesses, and the use thereof by each of them does not infringe upon the rights of any other Person, except for such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

          (c) XM Satellite and the Guarantors have complied with all obligations under all leases to which they are a party, and all such leases are in full force and effect, except, in each case, where the failure so to comply or to be in effect, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. XM Satellite and the Guarantors each enjoy peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
          Section 3.7 Litigation. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of Parent, threatened against or affecting XM Satellite, the Guarantors, Parent or any of their respective properties (a) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (b) that involve the Transaction Documents, the Exchanges (including the sale and issuance of the XM Satellite Notes) or the issuance of the Structuring Fee Shares. No injunction, writ, temporary restraining order or any order of any nature is pending, threatened or has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement, the Exchanges, the issuance of the Structuring Fee Shares or any of the other transactions contemplated by the Transaction Documents.
          Section 3.8 Environmental Matters. Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of XM Satellite, the Guarantors or Parent (a) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (b) has become subject to any Environmental Liability, (c) has received notice of any claim with respect to any Environmental Liability or (d) knows of any basis for any Environmental Liability.
          Section 3.9 Compliance with Laws and Agreements. Each of XM Satellite, the Guarantors and Parent is in compliance in all respects with all laws, regulations and orders of and restrictions imposed by all Governmental Authorities applicable to each of them or their respective properties and all indentures, agreements and other instruments binding upon each of them or their respective properties, or in respect of the conduct of their respective businesses and the ownership of their respective properties, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          Section 3.10 Investment Company Act. XM Satellite is not, and after giving effect to the Transactions will not be, an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
          Section 3.11 Taxes. Each of XM Satellite, the Guarantors and Parent have timely filed or caused to be filed all Tax returns and reports required to have been filed by each of them and have paid or caused to be paid all Taxes required to have been paid by each of them, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which they have set aside on their books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
          Section 3.12 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. With respect to Parent, the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the

date of the most recent financial statements for Parent reflecting such amounts, exceed by more than $100,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements for Parent reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by more than $100,000.
          Section 3.13 Well-Known Seasoned Issuer Status. As of the last applicable determination date pursuant to Rule 405 under the Securities Act, Parent is a “Well-Known Seasoned Issuer” as defined in Rule 405, including not being as of such determination date an “ineligible issuer” as defined in Rule 405.
          Section 3.14 Common Stock. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed on the Nasdaq Global Select Market. To Parent’s knowledge, there is no action pending to terminate the registration of the Common Stock under the Exchange Act or delist the Common Stock from the Nasdaq Global Select Market, nor has Parent received any written notification that the SEC or NASDAQ is currently contemplating terminating such registration or listing.
          Section 3.15 Registration Statement, Prospectus Supplement and Incorporated Documents. The Registration Statement and the documents incorporated or deemed to be incorporated by reference in the Registration Statement (including the Prospectus Supplement), at the time they were filed or hereafter are filed with the SEC, and as of the Closing Date, complied and will comply with the requirements of the Securities Act and the rules and regulations of the SEC thereunder and the Exchange Act and the rules and regulations of the SEC thereunder, and did not and will not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading.
          Section 3.16 Subsidiaries; Capital Stock.
          (a) Schedule 3.16-1 sets forth, as of the date of this Agreement, the name and jurisdiction of organization of, and the percentage of each class of capital stock owned by XM Satellite or any Subsidiary in each Subsidiary.
          (b) The capital stock of Parent has been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule 3.16-2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which Parent is a party requiring, and there is no membership interest or other capital stock of Parent outstanding which upon conversion or exchange would require, the issuance by Parent of any additional membership interests or other capital stock of Parent or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other capital stock of Parent.
          Section 3.17 SEC Reports; Financial Statements.
          (a) Parent and XM Satellite have filed all required reports and other documents with the SEC required to be filed by each of them since January 1, 2008. The information contained or incorporated by reference in the SEC Reports was true and correct in all material respects as of the respective dates of the filing thereof with the SEC (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing); and, as of such respective dates, the SEC Reports (taken together with each other SEC Report filed on or prior to such date) did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

All of the SEC Reports, as of their respective dates, complied as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder.
          (b) The financial statements included in the SEC Reports (collectively, the “Financial Statements”) fairly present in all material respects the consolidated financial position of the Parent and its Subsidiaries (with respect to the Parent SEC Reports) or XM Satellite and its Subsidiaries (with respect to the XM Satellite SEC Reports) as of the dates indicated, and the results of its operations and cash flows for the periods therein specified, all in accordance GAAP throughout the periods therein specified (except as otherwise noted therein, and in the case of quarterly financial statements except for the absence of footnote disclosure and subject, in the case of interim periods, to normal year-end adjustments).
          (c) Except as disclosed in the XM Satellite SEC Reports, XM Satellite and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of XM Satellite and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (i) liabilities incurred in the ordinary course of business since October 1, 2008, and (ii) liabilities that would not reasonably be expected to have a Material Adverse Effect.
          Section 3.18 Insurance. Parent maintains in force for Parent and its Subsidiaries, with financially sound and reputable insurance companies, and pays all premiums and costs related to, insurance coverage in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses as Parent and its Subsidiaries.
          Section 3.19 Margin Regulations. Neither the issuance of the XM Satellite Notes in the Exchanges hereunder will not violate the provisions of Regulation T, U or X of the Board.
          Section 3.20 No Registration. Subject to compliance by the Purchasers with the representations and warranties set forth in Section 5.1, it is not necessary to register the XM Satellite Notes or the Structuring Fee Shares under the Securities Act or to qualify the XM Satellite Notes Indenture under the TIA in connection with (1) the offer, issue, sale and delivery in the manner contemplated by this Agreement of the XM Satellite Notes to the Purchasers on the Closing Date or (2) the issue and delivery of the Structuring Fee Shares to the Purchasers on the Delivery Date.
          Section 3.21 WKSI Shelf. The registration statement on Form S-3ASR filed by Parent with the SEC on December 30, 2008, file number 333-156495 (the “WKSI Shelf”) is an “automatic shelf registration statement” as defined in Rule 405, is effective and conforms to the requirements of the Securities Act.
          Section 3.22 Prospectus Supplement. Following the filing of the Prospectus Supplement by Parent naming the Purchasers as selling stockholders, the Structuring Fee Shares issued on the Delivery Date will not constitute “restricted securities” within the meaning of Rule 144 under the Securities Act and will be transferable by the Purchasers pursuant to the Registration Statement.
          Section 3.23 Brokerage Fees. Neither Parent nor any of its Subsidiaries has paid, or is obligated to pay, to any Person (other than as set forth on Schedule 3.23) any brokerage or finder’s fees in connection with the Transactions.
          Section 3.24 PATRIOT Act. To the extent applicable, Parent and all its Subsidiaries are in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B,

Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act. No part of the proceeds of the XM Satellite Notes will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
          Section 3.25 No Bankruptcy. None of Parent or any of its Subsidiaries are a debtor in a case under Title 11 of the United States Code or in any other bankruptcy, receivership, or any other insolvency proceeding in any jurisdiction.
          Section 3.26 Concerning the Guarantors. Each Guarantor is organized solely for the purpose of acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating their respective interests in the Mortgaged Property and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing. Neither Guarantor has any liability as a primary obligor or guarantor under any of the debt instruments, indentures or agreements to which the Parent, XM Satellite or any of their respective Subsidiaries is a party. Neither of the Guarantors is a “Restricted Subsidiary” as defined in any of the material indentures or other credit agreements to which Parent is a party. Neither Guarantor has any material indebtedness, and each Guarantor has valid and marketable title to their respective interests in the Mortgaged Property, free and clear of all liens and encumbrances other than those that would not materially adversely affect the operation of the Mortgaged Property.
ARTICLE IV
TRANSACTION COVENANTS
          Section 4.1 Maintenance of Parent’s WKSI Shelf. Parent shall use reasonable best efforts to keep its WKSI Shelf continuously effective, supplemented and amended as required by the Securities Act and to the extent necessary to ensure that it conforms with the requirements of the Securities Act and the rules and regulations of the SEC promulgated thereunder until at least March 2, 2009; provided, that if Parent meets the requirements of a “Well-Known Seasoned Issuer” (as such term is defined in Rule 405 of the Securities Act) on March 2, 2009, Parent shall keep its WKSI Shelf effective, supplemented and amended as required by the Securities Act until the Purchasers have sold all of the Structuring Fee Shares.
          Section 4.2 Eligibility to Resell the Structuring Fee Shares under the Parent WKSI Shelf.
          (a) No later than the Closing Date and subject to receipt of all required information from each Purchaser, substantially in the form of Exhibit F, Parent shall file a supplement to Parent’s WKSI Shelf (a “Prospectus Supplement”) naming each of the Purchasers as selling stockholders for the Structuring Fee Shares issued to the Purchasers on the Delivery Date. In the event that any Prospectus Supplement filed hereunder is no longer usable for resales of the Structuring Fee Shares by the Purchasers, Parent shall use reasonable best efforts to amend such Prospectus Supplement or shall file an additional Prospectus Supplement to provide for the resale of the Structuring Fee Shares; provided that (1) Parent shall not be required to file an additional Prospectus Supplement naming a Purchaser as a selling securityholder earlier than 10 business days after it receives all required information from such Purchaser and (2) Parent shall not be obligated to file an additional Prospectus Supplement for the purpose of naming a Purchaser as a selling securityholder more than once in any calendar month period. In order to sell shares of Common Stock under the Prospectus Supplement, each Purchaser shall provide an instruction to The Bank of New York Mellon, as transfer agent, in the form set forth as Exhibit E.

Other than such delivery and compliance with federal and state securities laws, no other action by such Purchaser shall be necessary to sell Shares of Common Stock under the Prospectus Supplement.
          (b) Subject to Section 4.4, Parent agrees to use reasonable best efforts to keep the such Prospectus Supplement continuously usable until the earlier of (i) the six-month anniversary of the Closing Date or (ii) when all such Structuring Fee Shares are eligible to be sold immediately without volume, manner of sale, filing or other restrictions by non-affiliates of Parent pursuant to Rule 144 (or any similar rule then in force, but not Rule 144A) under the Securities Act or (iii) when all the Structuring Fee Shares covered by the Prospectus Supplement have been sold pursuant to the WKSI Shelf or any other registration statement filed by Parent (the “Shelf Effectiveness Period”).
          Section 4.3 Filing of Parent Non-WKSI Shelf. Prior to losing its status as a “Well-Known Seasoned Issuer,” Parent shall file a post-effective amendment to the WKSI Shelf to conform the WKSI Shelf in all respects to the requirements of a non-automatic shelf registration statement filed by a “Seasoned Issuer” (as such term is defined in Rule 405 of the Securities Act) that is not a “Well-Known Seasoned Issuer.” Immediately upon losing its status as a “Well-Known Seasoned Issuer,” Parent shall file a new non-automatic shelf registration statement on Form S-3 or a post-effective amendment to its existing shelf (in either case, a “Non-WKSI Shelf” and, together with Parent’s WKSI Shelf, the “Registration Statement”) to provide for the resale of the Structuring Fee Shares subject to the terms and conditions hereof.
          Section 4.4 Suspension. Notwithstanding anything else to the contrary, Parent may suspend the availability of the Registration Statement by written notice to the Purchasers for a period not to exceed an aggregate of 15 days in any 90-day period (each such period, a “Suspension Period”) if an event occurs and is continuing as a result of which the Registration Statement, any related prospectus, any amendment or supplement thereto, or any document incorporated by reference therein would, in Parent’s judgment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, Suspension Periods shall not exceed an aggregate of 60 days in any 360-day period. Parent shall not specify in the written notice to the Purchasers the nature of the event giving rise to the Suspension Period.
          Section 4.5 Covenant Regarding Offerings. If requested by any Purchaser, Parent will use reasonable best efforts to assist the Purchasers in completing any sale process undertaken in connection with the resale of the Notes or any portion thereof as set forth in the Registration Rights Agreement.
          Section 4.6 Rules 144 and 144A. Parent shall file the reports required to be filed by it (if so required) under the Securities Act and the Exchange Act in a timely manner and if, at any time Parent is not required to file such reports, it will make publicly available other information necessary to permit sales pursuant to Rule 144 and Rule 144A. Upon the written request of any holder of the XM Satellite Notes, Parent shall deliver to it a written statement as to whether it has complied with such information and requirements.
          Section 4.7 Existing Convertible Notes. From the date of this Agreement until the Closing Date, XM Satellite shall not and shall not allow its Subsidiaries to purchase Existing Convertible Notes for cash or exchange new indebtedness for Existing Convertible Notes.
          Section 4.8 Covenant to File 8-Ks. Parent will file a Current Report on Form 8-K with the SEC with respect to the Exchanges and the initial issuance of the Structuring Fee Shares no later than one Business Day after the date of this Agreement. Parent will provide drafts of the Form 8-K required by this Section 4.7 to the Purchasers for their review and comment as soon as practicable before the filing thereof.
          Section 4.9 Registration Rights.
          XM Satellite, Parent, the Guarantors and the Purchasers shall be bound by the terms, conditions and agreements set forth in Exhibit B (such terms, conditions and agreements, collectively, the “Registration Rights Agreement”) as of the date hereof.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS
          Each Purchaser, severally and not jointly, represents to each of XM Satellite, the Guarantors and Parent as of the date hereof and on the Closing Date as follows:
          Section 5.1 Purchase Representations and Warranties.
          (a) Such Purchaser is acquiring the XM Satellite Notes for its own account or an account that it manages, for investment purposes only and not with a view to any distribution thereof within the meaning of the Securities Act. Such Purchaser is acquiring the Structuring Fee Shares for its own account or an account that it manages and not with a view to any distribution thereof in violation of the Securities Act.
          (b) Such Purchaser has received such information as it deems necessary in order to make an investment decision with respect to the XM Satellite Notes and the Structuring Fee Shares and has had the opportunity to ask questions of and receive answers from XM Satellite and its officers and directors and to obtain such additional information which XM Satellite possesses or could acquire without unreasonable effort or expense as such Purchaser deems necessary to verify the accuracy of the information furnished to such Purchaser and has asked such questions, received such answers and obtained such information as it deems necessary to verify the accuracy of the information furnished to such Purchaser.
          (c) Such Purchaser is an Accredited Investor.
          (d) Such Purchaser understands that neither the XM Satellite Notes nor the Structuring Fee Shares have been registered under the Securities Act or any state or other securities law, that the XM Satellite Notes and the Structuring Fee Shares are being issued by XM Satellite and Parent, respectively, in transactions exempt from the registration requirements of the Securities Act and that the XM Satellite Notes and the Structuring Fee Shares may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration under the Securities Act is available.
          (e) Such Purchaser did not employ any broker or finder in connection with the Exchanges or the issuance of the Structuring Fee Shares and no fees or commissions are payable to or by the Purchasers except as forth in this Agreement.
          (f) Either (i) no portion of the assets used by the Purchaser to acquire or hold the XM Satellite Notes constitute the assets of any “employee benefit plan” within the meaning of Section 3(3) of ERISA that is subject to Title I of ERISA, plan, individual retirement account or other arrangement that is subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other law or regulation that is similar to Section 406 of ERISA or Section 4975 of the Code

(collectively, “Similar Laws”) or entity whose underlying assets are considered to include “plan assets” of any such employee benefit plan, plan, account or arrangement or (ii) the acquisition and holding of such XM Satellite Notes will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Law.
          Section 5.2 Corporate Power; Authorization; Enforceability. The execution, delivery and performance of this Agreement are within such Purchaser’s corporate, limited liability company or limited partnership, as the case may be, power and authority and have been duly authorized by all necessary action of such Purchaser, do not conflict with or result in a breach of or violate any of such Purchaser’s governing documents or any contract to which such Purchaser is a party or by which its assets are bound or any applicable laws and constitutes a legal, valid and binding agreement of such Purchaser enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).
          Section 5.3 No Actions or Proceedings. There are no legal or governmental actions, suits or proceedings pending or, to any Purchaser’s knowledge, threatened against or affecting such Purchaser, or any of its properties or assets which, if adversely determined, in the aggregate, would reasonably be expected to materially and adversely affect the ability of such Purchaser to consummate any of the Exchanges or the receipt of the Structuring Fee Shares.
          Section 5.4 Ownership of Existing Convertible Notes. Each Purchaser represents and warrants that it is the beneficial owner of, or the investment adviser or manager for the beneficial owner of, the aggregate principal amount of Existing Convertible Notes set forth opposite such Purchaser’s name in Column A to Schedule 1 to this Agreement. Each Purchaser further represents that such Existing Convertible Notes are held through the book-entry facilities of DTC by the DTC participant set forth in Column A to Schedule 1 to this Agreement. From the date of this Agreement until the Closing Date, each Purchaser shall not and shall not allow any of its Affiliates to offer, sell, contract to sell or otherwise dispose of, except as provided hereunder, any Existing Convertible Notes surrendered by such Purchaser for exchange hereunder.
          Section 5.5 Accuracy of Purchaser Information. Each Purchaser represents and warrants that the information it has provided in writing to the Company in the form of Exhibit F and the information is Schedule 1 is true, correct and complete, as of the date hereof and as of the Closing Date.
ARTICLE VI
CONDITIONS PRECEDENT
          Section 6.1 Conditions to Obligations of the Purchasers. Each Purchaser’s obligation to consummate the Exchanges on the Closing Date is subject to the satisfaction or express waiver by it prior to the Closing Date of the following conditions, which conditions have been satisfied as of the Closing Date:
          (a) Representations and Warranties. The representations and warranties made by XM Satellite, the Guarantors and Parent in Article III of this Agreement and in any of the other Transaction Documents shall be true and correct as of the Closing Date, as though then made.
          (b) Performance; No Default under Other Agreements. Each of XM Satellite, the Guarantors and Parent shall have performed and complied in all material respects with all agreements and covenants contained herein and in the Transaction Documents required to be performed or complied with by them prior to or on the Closing Date (or such compliance shall have been waived on terms and conditions reasonably satisfactory to each Purchaser) and, after giving effect to the issuance and sale of the XM Satellite Notes and the Structuring Fee Shares and the cancellation of the Existing Convertible Notes received pursuant to the Exchanges, no default or event of default shall have occurred and be continuing under (i) the XM Satellite Notes Indenture or (ii) any other material indenture, agreement or other instrument binding upon Parent or its Subsidiaries.
          (c) Closing Certificate. XM Satellite, the Guarantors and Parent shall have delivered to the Purchasers closing certificates, dated as of the Closing Date, certifying, among other things, as to (i) the Organizational Documents of XM Satellite, the Guarantors and Parent, certified as of a recent date by an appropriate governmental official, (ii) the incumbency and signatures of their respective applicable officers, and (iii) other corporate proceedings relating to the authorization, execution and delivery of the Transaction Documents.
          (d) Continued Listing. Trading or quotation in Parent’s Common Stock shall not have been suspended or limited by the SEC or by the NASDAQ, and Parent shall not have received any notice indicating that its shares will be suspended or limited.
          (e) Listing Approval. All applicable Structuring Fee Shares to be issued to the Purchasers shall have been approved for listing on the NASDAQ, subject only to notice of issuance.
          (f) Opinion of Counsel. The Purchasers shall have received, or shall receive following the delivery of the Structuring Fee Shares and the filing of the Prospectus Supplement, the opinion of Simpson Thacher & Bartlett LLP, counsel for XM Satellite, the Guarantors and Parent, dated the Closing Date and substantially in the form attached hereto as Exhibit C.
          (g) Proceedings and Documents. Each Purchaser shall have received a copy of the Transaction Documents, in each case fully executed. XM Satellite and The Bank of New York Mellon shall have executed and delivered the XM Satellite Notes Indenture in the form attached hereto as Exhibit A. The Security Documents shall have been executed and delivered by the respective parties thereto. The Mortgages shall have been recorded and the designated title company shall have executed and delivered the letter contemplated by clause (a)(ii) of the Collateral Requirement (as that term is defined in the XM Satellite Notes Indenture).
          (h) PORTAL and CUSIP. The XM Satellite Notes shall be designated PORTAL securities in accordance with the rules and regulations adopted by the NASD relating to the PORTAL Market and all necessary Committee on Uniform Securities Identification Procedure numbers (CUSIP numbers) for the Notes shall have been obtained for creating a market in Notes traded pursuant to Rule 144A under the Securities Act or which are not “restricted securities” for purposes of Rule 144 under the Securities Act.
          (i) Exchange Amounts; Structuring Fee Shares. On the Closing Date, each Purchaser shall have received from XM Satellite and Parent, respectively, in exchange for Existing Convertible Notes in the aggregate principal amount set forth in Column A to Schedule 1, the aggregate principal amount of XM Satellite Notes set forth each such Purchaser’s name in Column B to Schedule I and the number of Structuring Fee Shares and/or the Cash Fee due on the Closing Date pursuant to Section 2.3(a).
          (j) Payment of Expenses. On the Closing Date, each Purchaser and counsel for the Purchasers shall have received from Parent all costs and expenses incurred under this Agreement through the Closing Date for which invoices have been presented (including the reasonable fees and disbursements of Brown Rudnick LLP, counsel to certain of the Purchasers, to the extent not already paid) by a wire transfer of immediately available funds made on the Closing Date from Parent to bank accounts designated by each Purchaser and counsel to the Purchasers; provided that to the extent invoices therefor have not been so presented on the Closing Date, all other fees shall be paid within 30 days of an invoice having been presented to Parent.
          (k) No Bankruptcy Filing. On the Closing Date, none of Parent or any of its Subsidiaries shall be a debtor in a bankruptcy case or have filed for bankruptcy (under title 11 of the United States Code or any other bankruptcy, receivership, or any other insolvency proceeding in any jurisdiction).
          Section 6.2 Conditions to Obligations of XM Satellite, the Guarantors and Parent. The respective obligations of XM Satellite, the Guarantors and Parent to consummate the Exchanges (including the issuance of the XM Satellite Notes) and to consummate the issuances of the Structuring Fee Shares and/or the delivery of the Cash Fee on the Closing Date are subject to the satisfaction or express waiver by them prior to the Closing Date of the following conditions:
          (a) Representations and Warranties. Each of the representations and warranties of the Purchasers in this Agreement shall be true and correct in all material respects on or as of the Closing Date as if made on and as of the Closing Date.
          (b) Performance: No Default under Other Agreement. The Purchasers shall have performed and complied in all material respects with all agreements and covenants contained herein required to be performed or complied with by them prior to or on the Closing Date (or such compliance shall have been waived on terms and conditions reasonably satisfactory to XM Satellite) and, after giving effect to the consummation of the Exchanges (including the issuance and sale of the XM Satellite Notes) or the issuances of the Structuring Fee Shares, no default or event of default shall have occurred and be continuing under the XM Satellite Notes Indenture.
          Section 6.3 Conditions to Obligations of Each of the Parties. The respective obligations of XM Satellite, the Guarantors and Parent, on the one hand, and each of the Purchasers, severally and not jointly, on the other hand, is subject to the satisfaction or express waiver prior to the Closing Date of the following condition:
          (a) Exchanges Permitted by Applicable Law. On the Closing Date, the Exchanges shall (i) be permitted by the laws and regulations of each jurisdiction to which it is subject, and (ii) not violate any applicable law (including Regulation U, Regulation T or Regulation X).
ARTICLE VII
EXPENSES, INDEMNIFICATION AND CONTRIBUTION
          Section 7.1 Expenses. XM Satellite will, after presentation of an invoice therefor, reimburse the Purchasers for all reasonable and documented out-of-pocket costs and expenses (including reasonable legal expenses) incurred in enforcing or defending any rights or remedies under this Agreement or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement. XM Satellite will pay, and will save the Purchasers harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders in relation to the Exchanges or the issuance of the Structuring Fee Shares.
          Section 7.2 Indemnification.

          (a) XM Satellite, the Guarantors and Parent, jointly and severally, shall indemnify and hold harmless the Purchasers and each of their respective Affiliates, partners, stockholders, members, directors, officers, agents, employees and controlling persons (collectively, the “Indemnitees”) from and against any and all actual losses, claims, damages or liabilities to any such Indemnitee in connection with or as a result of (i) the execution or delivery of this Agreement or the performance by the parties of their respective obligations hereunder and under the XM Satellite Notes Indenture and the Security Documents or the consummation of the transactions contemplated hereby or thereby (including the Exchanges or the issuance of the Structuring Fee Shares); (ii) the issuance of the XM Satellite Notes or the Structuring Fee Shares; (iii) the breach by Parent or any of its Subsidiaries of any representation, warranty or covenant contained in this Agreement or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages or liabilities are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee.
          (b)
          (i) XM Satellite, the Guarantors and Parent, jointly and severally, shall indemnify and hold harmless the Indemnitees from and against any and all actual losses, claims, damages or liabilities to any such Indemnitee arising out of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading or arising out of any untrue statement or alleged untrue statement of a material fact contained in any issuer free writing prospectus or prospectus relating to the Structuring Fee Shares (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;
          (ii) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission;
          (iii) against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel to the Purchasers), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under Section 7.2(b)(i) or (ii).
          (c) Each Purchaser agrees, severally and not jointly, to indemnify and hold harmless XM Satellite, the Guarantors and Parent, and each of their respective Affiliates, partners, stockholders, members, directors, officers, agents, employees and controlling persons, to the same extent as the indemnity set forth in paragraph (b)(i) above, in each case to the extent, but only to the extent, any losses, claims, damages or liabilities that arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to such Purchaser or furnished to the Company in writing by such Purchaser expressly for use in any Registration Statement, any prospectus or any issuer free writing prospectus (provided that, for the avoidance of doubt, such information shall be deemed to include any free writing prospectus prepared by or on behalf of such Purchaser); provided, however, that in no event shall the liability of any Purchaser for indemnification under this Section 7.2(c) exceed the amount equal to the net proceeds received by such Purchaser from the sale of securities pursuant to the Registration Statement.
          Section 7.3 Contribution.
          (a) If the indemnification provided for in Section 7.2 is for any reason unavailable to or insufficient to hold harmless the indemnified person in respect of any or all actual losses, claims, damages or liabilities referred to therein, the indemnifying person shall contribute to the aggregate amount of such actual losses, claims, damages or liabilities incurred by the Indemnitees, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by XM Satellite, the Guarantors and Parent on the one hand and the Indemnitees on the other hand from the Transactions or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of XM Satellite, the Guarantors and Parent on the one hand and of the Indemnitees on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations. The obligations of XM Satellite, the Guarantors and Parent pursuant to this Section 7.3(a) shall be joint and several and the obligations of each Purchaser pursuant to this Section 7.3(a) shall be several and not joint.
          (b) The relative benefit received by XM Satellite, the Guarantors and Parent in connection with the Transactions shall be equal to the total aggregate principal amount of the Notes (before deducting expenses) received by Sirius XM and the Guarantors. The relative benefit received by an Indemnitee in connection with the Transactions shall be the net proceeds received by the applicable Purchaser in the sale of the Structuring Fee Shares.
          (c) The relative fault of XM Satellite, the Guarantors and Parent on the one hand and the Indemnitees on the other hand shall be determined by reference to, among other things, whether the matters for which the Indemnitees are granted indemnification from XM Satellite, the Guarantors and Parent arise pursuant to Section 7.2(a) or, in the case of matters for which the Indemnitees are granted indemnification under Section 7.2(b) or matters for which XM Satellite, the Guarantors and Parent are granted indemnification under Section 7.2(c), whether such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by XM Satellite, the Guarantors and Parent or by the Indemnitees and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
          (d) XM Satellite, the Guarantors and Parent on the one hand and the Indemnitees on the other hand agree that it would not be just and equitable if contribution pursuant to this Section 7.3 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 7.3. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an Indemnitee and referred to above in this Section 7.3 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.
          Section 7.4 Waiver of Punitive Damages. To the extent permitted by applicable law, none of the parties hereto shall assert, and each hereby waives, any claim against the other parties (including their respective Affiliates, partners, stockholders, members, directors, officers, agents, employees and controlling persons), on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby and the transactions contemplated hereby (including the Exchanges, the issuance of the XM Satellite Notes and the issuance of the Structuring Fee Shares).
ARTICLE VIII
MISCELLANEOUS
          Section 8.1 Notices. Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (a) when delivered, (b) when transmitted via facsimile (or other electronic device) to the number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except that if such day is not a Business Day, then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address set forth below, or at such other address as such party may specify by written notice to the other party hereto:
          (a) if to a Purchaser or its nominee, to such Purchaser or its nominee at the address specified in Schedule 1, or at such other address as the Purchaser or its nominee shall have specified to XM Satellite in writing; and
          (b) if to XM Satellite, the Guarantors or Parent, to: XM Satellite Radio Holdings Inc., 1221 Avenue of the Americas, 36th Floor, New York, New York 10020, Attention: General Counsel, Facsimile No.: (212) 584-5353, with a copy to: Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, Attention: Gary L. Sellers, Esq., John C. Ericson, Esq. and Lesley Peng, Esq., Facsimile No.: (212) 455-2502, or at such other address as XM Satellite shall have specified to the Purchasers in writing.
          Section 8.2 Benefit of Agreement and Assignments.
          (a) Except as otherwise expressly provided herein, all covenants, agreements and other provisions contained in this Agreement by or on behalf of any of the parties hereto shall bind, inure to the benefit of and be enforceable by their respective successors and assigns; provided, that XM Satellite may not assign or transfer any of its rights or obligations without the prior written consent of the other parties hereto.
          (b) Nothing in this Agreement, express or implied, shall give to any Person other than the parties hereto or thereto and their successors and assigns any benefit or any legal or equitable right, remedy or claim under this Agreement.
          Section 8.3 No Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in exercising any right, power or privilege hereunder or under the XM Satellite Notes and no course of dealing between XM Satellite, the Guarantors and Parent and any other party shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under the XM Satellite Notes preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein and in the XM Satellite Notes are cumulative and not exclusive of any rights or remedies that the parties would otherwise have. No notice to or demand on XM Satellite the Guarantors or Parent shall entitle XM Satellite, the Guarantors or Parent to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the other parties hereto to any other or further action in any circumstances without notice or demand.
          Section 8.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. Delivery of an executed signature page of this Agreement by facsimile (or other electronic device) shall be effective as delivery of a manually executed counterpart hereof.
          Section 8.5 Headings. The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
          Section 8.6 Governing Law; Submission to Jurisdiction; Venue.
          (a) THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK.
          (b) Each of XM Satellite, the Guarantors and Parent submits to the non-exclusive jurisdiction of the courts of the State of New York and the courts of the United States of America, in each case located in the Borough of Manhattan, New York, New York over any suit, action or proceeding arising under or in connection with this Agreement or the transactions contemplated hereby. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Purchaser may otherwise have to bring any action or proceeding relating to this Agreement against XM Satellite, the Guarantors or Parent, or their respective properties in the courts of any jurisdiction.
          (c) Each of XM Satellite, the Guarantors and Parent hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 8.6(a). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.1. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.
          (e) EACH PARTY HERETO HEREBY WAIVES, AND WILL CAUSE EACH OF THEIR RESPECTIVE SUBSIDIARIES TO WAIVE, ANY AND ALL RIGHTS ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT.
          Section 8.7 Severability. If any provision of this Agreement is determined to be illegal, invalid or unenforceable, such provision shall be fully severable to the extent of such illegality,

invalidity or unenforceability and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.
          Section 8.8 Entirety. This Agreement represents the entire agreement of the parties hereto and thereto, and supersedes all prior agreements and understandings, oral or written, if any, relating to the transactions contemplated herein or therein.
          Section 8.9 Survival of Covenants, Indemnities and Representations and Warranties. All covenants, representations and warranties made by XM Satellite herein shall survive the execution and delivery of this Agreement, the enforcement, amendment or waiver of any provision of this Agreement, the consummation of the Exchanges (including the issuance, delivery and transfer of all or any portion of the XM Satellite Notes) or the issuance of the Structuring Fee Shares, and the payment of principal of the XM Satellite Notes, and any other obligations hereunder, regardless of any investigation made at any time by or on behalf of the Purchasers. The obligations of Parent under of Article VIII of this Agreement shall survive the payment or transfer of any XM Satellite Note or Structuring Fee Share, the enforcement, amendment or waiver of any provision of this Agreement and the termination of this Agreement.
          Section 8.10 Construction. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall he applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.
          Section 8.11 Incorporation. All Schedules and Exhibits attached hereto are incorporated as part of this Agreement as if fully set forth herein.
          Section 8.12 No Personal Obligations. Notwithstanding anything to the contrary contained herein, it is expressly understood and the Purchasers expressly agree that nothing contained herein or in any other document contemplated hereby or thereby (whether from a covenant, representation, warranty or other provision herein or therein) shall create, or be construed as creating, any personal liability of any stockholder, director, officer or employee of XM Satellite, the Guarantors or Parent, respectively, in such Person’s capacity as such, with respect to (a) any payment obligation of XM Satellite, the Guarantors or Parent made hereunder or in any other document contemplated hereby or thereby, (b) any obligation of XM Satellite, the Guarantors or Parent to perform any covenant, undertaking, indemnification or agreement, either express or implied, contained herein, (c) any representation or warranty contained herein, (d) any other claim or liability to the Purchasers under or arising under this Agreement or in any other document contemplated hereby or thereby, or (e) any credit extended or loan made hereunder or in any other document contemplated hereby or thereby; provided that nothing herein shall be deemed to be a waiver of claims arising from fraud.
          Section 8.13 Currency. Unless otherwise specified, all dollar amounts referred to in this Agreement are in lawful money of the United States.
[Remainder of Page Intentionally Left Blank]

          IN WITNESS WHEREOF, XM Satellite Radio Holdings Inc., XM 1500 Eckington LLC, XM Investment LLC, XM Sirius Radio Inc. and each of the Purchasers listed on Schedule 1 hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

XM SATELLITE RADIO HOLDINGS INC.
By:	/s/ Patrick L. Donnelly
	Name:	Patrick L. Donnelly
	Title:	Secretary

SIRIUS XM RADIO INC.
By:	/s/ Patrick L. Donnelly
	Name:	Patrick L. Donnelly
	Title:	Executive Vice President, General Counsel and Secretary

XM 1500 ECKINGTON LLC
By:	/s/ Patrick L. Donnelly
	Name:	Patrick L. Donnelly
	Title:	Secretary

XM INVESTMENT LLC
By:	/s/ Patrick L. Donnelly
	Name:	Patrick L. Donnelly
	Title:	Secretary

1

Canyon Capital Arbitrage Master Fund Ltd

By:	/s/ Mitchell R. Julis
Name:	Mitchell R. Julis
Title:	Managing Partner

Canyon Capital Realization Fund (Cayman) Ltd

By:	/s/ Mitchell R. Julis
Name:	Mitchell R. Julis
Title:	Managing Partner

Canyon Capital Realization Fund Mac 18 Ltd

By:	/s/ Mitchell R. Julis
Name:	Mitchell R. Julis
Title:	Managing Partner

Canyon Capital Value Realization Fund Ltd

By:	/s/ Mitchell R. Julis
Name:	Mitchell R. Julis
Title:	Managing Partner

2

John Handcock High Yield Bond Fund
By: MFC Global Investment Management (U.S.), LLC

By:	/s/ Diane Landers
Name:	Diane Landers
Title:	Vice President, Chief Administrative Officer

John Handcock Funds II High Income Fund By: MFC Global Investment Management (U.S.), LLC

By:	/s/ Diane Landers
Name:	Diane Landers
Title:	Vice President, Chief Administrative Officer

John Handcock Funds II Strategic Income Fund By: MFC Global Investment Management (U.S.), LLC

By:	/s/ Diane Landers
Name:	Diane Landers
Title:	Vice President, Chief Administrative Officer

John Handcock High Income Trust By: MFC Global Investment Management (U.S.), LLC

By:	/s/ Diane Landers
Name:	Diane Landers
Title:	Vice President, Chief Administrative Officer

3

John Handcock Trust Strategic Income Trust By: MFC Global Investment Management (U.S.), LLC

By:	/s/ Diane Landers
Name:	Diane Landers
Title:	Vice President, Chief Administrative Officer

John Handcock Strategic Income By: MFC Global Investment Management (U.S.), LLC

By:	/s/ Diane Landers
Name:	Diane Landers
Title:	Vice President, Chief Administrative Officer

MGF High Yield Fund By: MFC Global Investment Management (U.S.), LLC

By:	/s/ Diane Landers
Name:	Diane Landers
Title:	Vice President, Chief Administrative Officer

4

Radcliffe SPC, Ltd., for and on behalf of the Class A Segregated Portfolio

By:	/s/ Gerald F. Stahlecker
Name:	Gerald F. Stalhecker
Title:	Managing Director

5

Liberty Harbor Master fund I, L.P.

By: Liberty Harbor I GP, LLC, its general partner

By:	/s/ Brendan McGovern
Name:	Brendan McGovern
Title:	Vice President

6

Long Island International Limited

By:	/s/ Adam Janisch
Name:	Adam Janisch
Title:	Director

7

Credit Suisse Securities (USA) LLC

By:	/s/ Douglas Teresko
Title:	Director

8

Whitebox Convertible Arbitrage Partners, LP

By:	/s/ Jonathan Wood
Title:	Chief Operating Officer/Director

Whitebox Combined Partners LP

By:	/s/ Jonathan Wood
Title:	Chief Operating Officer/Director

IAM Mini-Fund 14 Ltd

By:	/s/ Jonathan Wood
Title:	Chief Operating Officer/Director

9

Wolverine Convertible Arbitrage Fund Trading Limited

By: Wolverine Asset Management LLC, its General Partner

By:	/s/ July Kula
Title:	Chief Financial Officer

10

Exhibit A
Form of Sirius XM Notes Indenture

1

Exhibit B
Registration Rights Agreement

2

Exhibit C
Opinion of Simpson Thacher & Bartlett LLP

Exhibit D
Form of Instruction to Trustee to Cancel Notes
February 13, 2009
The Bank of New York
as Trustee (“Trustee”)
     of the 10% Senior Convertible Notes due 2009
101 Barclay Street, 8 West
New York, New York 10286
Attention: Corporate Trust Administration
Facsimile No.: (212) 815-5707
Re: Request to Cancel Global Notes
Ladies and Gentlemen:
     Reference is made to the Indenture, dated as of November 23, 2004, as amended (the “Indenture”), among XM Satellite Radio Holdings Inc. (the “Issuer”) and the Trustee, relating to $400,000,000 aggregate principal amount of the Issuer’s 10% Convertible Senior Notes (CUSIP Nos. 98375Y AP 1 and 983759 AC 5) (the “Notes”).
     We hereby instruct the Trustee and Registrar to cause to be cancelled cancel the Notes delivered herewith in the amounts set forth opposite such Notes on Annex A hereto, each having been tendered to you by the respective holder of such Notes, and to provide evidence of such cancelled notes to the undersigned.
     Capitalized terms used herein and not otherwise defined have the meanings ascribed to such terms in the Indenture, as applicable.
[Remainder of the page intentionally left blank]

Very truly yours,

[PURCHASER]

By:
Name:

Title:

Annex A

Account	Principal Amount of Notes Accepted for Tender and to be
Number	Cancelled

Exhibit E
Form of Letter to the Transfer Agent for Sales under the Prospectus Supplement
NOTICE OF TRANSFER OF SECURITIES
PURSUANT TO PROSPECTUS SUPPLEMENT
Sirius XM Radio Inc.
1221 Avenue of the Americas, 36th floor
New York, New York 10020
Attention: General Counsel
The Bank of New York Mellon, as Trustee
Corporate Trust Office
101 Barclay Street, 8 West
New York, New York 10286
Attention: Corporate Trust Administration

RE:	Sale of Common Stock pursuant to the Sirius XM Radio Inc.’s (the “Company”) Prospectus Supplement dated February 13, 2009 (the “Prospectus”)
Ladies and Gentlemen:
     Please be advised that on February 13, 2009 the undersigned sold $172,485,000 shares of the common stock of the Company (the “Shares”). Such sale was made in a manner described under the captioned “Plan of Distribution” in the Prospectus, and the undersigned has satisfied the prospectus delivery requirement or the notice of registration delivery requirement. As such, please transfer the Shares from [Name and account of transferor’s Registered Holder] in the Bank of New York Mellon’s book entry system to [Name of transferee’s DTC Participant and account information] on the DWAC system. Please contact [   ] with any question regarding the foregoing.

Very truly yours,

Dated:	By:
Print Name:

Title:

Address:

Phone:

Fax:

Email:

Exhibit F
Form of Selling Stockholder Questionnaire
SIRIUS XM RADIO INC.
SELLING STOCKHOLDER
QUESTIONNAIRE
The undersigned beneficial owner of shares of common stock, par value $0.001 per share (the “Common Stock”), of Sirius XM Radio Inc. (the “Company”) understands that the Company has filed a shelf registration statement on Form S-3 (File No. 333-156495) (the “Shelf Registration Statement”) with the Securities and Exchange Commission (the “SEC”) and intends to file with the SEC a prospectus supplement (the “Prospectus Supplement”) to the Shelf Registration Statement for registration and resale of shares of Common Stock (the “Registrable Common Stock”) issued to the undersigned pursuant to the Note Purchase Agreement, by and among the Company, certain stockholders and other parties named therein (the “Note Purchase Agreement”).
In order to sell or otherwise dispose of any Registrable Common Stock pursuant to the Shelf Registration Statement, a beneficial owner of Registrable Common Stock generally will be required to be named as a Selling Stockholder in the Prospectus Supplement, deliver the Prospectus Supplement to purchasers of Registrable Common Stock (or a notice of registration pursuant to Rule 173 of the Securities Act of 1933, as amended) and be bound by those provisions of the Note Purchase Agreement applicable to such beneficial owner (including certain indemnification provisions). Beneficial owners are required to complete and deliver this Selling Stockholder Questionnaire so that such beneficial owners may be named as Selling Stockholders in the Prospectus Supplement.
Certain legal consequences may arise from being named as Selling Stockholders in the Prospectus Supplement. Accordingly, holders and beneficial owners of Registrable Common Stock are advised to consult their own securities law counsel regarding the consequences of being named or not being named as a Selling Stockholder in the Prospectus Supplement.
Completed questionnaires should be returned to the Grenfel Calheiros at Simpson Thacher & Bartlett by facsimile at 212-455-2502 or PDF at gcalheiros@stblaw.com, with the original copy to follow to:
Grenfel S. Calheiros
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
The undersigned beneficial owner (the “Selling Stockholder”) of Registrable Common Stock hereby gives notice to the Company of its intention to sell or otherwise dispose of Registrable Common Stock beneficially owned by it and listed below in Item (3) (unless otherwise specified under Item (4)) pursuant to the Shelf Registration Statement.

Please respond to every item, even if your response is “none” or “not applicable.” The undersigned hereby provides the following information to the Company and represents and warrants that such information is accurate and complete:
QUESTIONNAIRE
1.	(a)	Full Legal Name of Selling Stockholder:

	(b)	Full Legal Name of DTC Participant (if applicable and if not the same as (b) above) through which shares of Common Stock listed in Item (3) below are held:

2.	Address for Notices to Selling Stockholder:

Telephone:

Fax:

Email address:

Contact Person:

3.	Beneficial Ownership of Registrable Common Stock:

Amount of shares of Registrable Common Stock beneficially owned:

4.	Election to Include Registrable Common Stock in Prospectus Supplement

If less than all, please indicate the number of shares listed in Item (3) above that you elect to include in the Prospectus

Supplement:

5.	(a) Other than as set forth in your response to Item 3 above, do you beneficially own any other securities of the Company that are convertible into or exercisable or exchangeable for Common Stock?

[ ] Yes. [ ] No.

(b) If your answer to Item 5(a) above is yes, state the type, the aggregate amount and CUSIP No. of such other securities of the Company beneficially owned by you:
Type:

Aggregate amount:

CUSIP No.:

6.	Relationship with the Company:
Except as set forth below, neither the undersigned nor any of its affiliates, directors or principal equity holders (5% or more) has held any position or office or has any other material relationship with the Company (or its predecessors or affiliates) during the past three years.
State any exceptions here:

7.	Broker-Dealer Status:
Is the Selling Stockholder a registered broker-dealer? Yes [     ] No [     ]
Note: In general we will be required to identify any registered broker-dealer as an underwriter in the prospectus.
8.	Affiliation with Broker-Dealers:
Is the Selling Stockholder an affiliate of a registered broker-dealer? An “affiliate” of a specified person or entity means a person or entity that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person or entity specified.
Yes [     ] No [     ]
If so, please answer the remaining questions in this section.
A. Please describe the affiliation between the Selling Stockholder and any registered broker-dealers:

B. If the shares of Common Stock were purchased by the Selling Stockholder other than in the ordinary course of business, please describe the circumstances:

C. If the Selling Stockholder, at the time of its purchase of the shares of Common Stock, had any agreements or understandings, directly or indirectly, with any person to distribute the shares of Common Stock, please describe such agreements or understandings:

Note: If the Selling Stockholder is an affiliate of a broker-dealer and did not purchase its shares of Common Stock in the ordinary course of business or at the time of the purchase had any agreements or understandings, directly or indirectly, to distribute the shares of Common Stock, we must identify the Selling Stockholder as an underwriter in the prospectus.

9.	Beneficial Ownership:

(a) Please state the name of the person or entity who has voting or investment power over the shares of Common Stock held by the Selling Stockholder. Please describe who has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security; and/or, (ii) investment power, which includes the power to dispose, or to direct the disposition of, the Common Stock held by the Selling Stockholder directly or indirectly, through any contract, arrangement, understanding, relationship.

(b) Nature of Beneficial Ownership.
     If the name of the beneficial owner of the Registrable Common Stock set forth in your response to Item 9(a) above is that of a limited partnership, state the names of the general partners of such limited partnership:

(c) With respect to each general partner listed in Item 9(b) above who is not a natural person, and is not publicly-held, name each shareholder (or holder of partnership interests, if applicable) of such general partner. If any of these named shareholders are not natural persons or publicly-held entities, please provide the same information. This process should be repeated until you reach natural persons or a publicly-held entity.

(d) Name of your controlling shareholder(s) (the “Controlling Entity”). If the Controlling Entity is not a natural person and is not a publicly-held entity, name each shareholder of such Controlling Entity. If any of these named shareholders are not natural persons or publicly-held entities, please provide the same information. This process should be repeated until you reach natural persons or a publicly-held entity.
(e)	(i)	Full legal name of Controlling Entity(ies) or natural person(s) who have sole or shared voting or dispositive power over the Registrable Common Stock:

(ii)	Business address (including street address) (or residence if no business address), telephone number and facsimile number of such person(s):
Address:
Telephone No.:

Fax No.:

(iii)	Name of shareholders:

(f)	(i)	Full legal name of Controlling Entity(ies):

(ii)	Business address (including street address) (or residence if no business address), telephone number and facsimile number of such person(s):
Address:

Telephone No.:

(iii)	name of shareholders:

10.	Plan of Distribution:
Except as set forth below, the undersigned (including its donees or pledgees) intends to distribute the Common Stock listed above in Item (3) pursuant to the Prospectus Supplement only as provided in the Plan of Distribution in the Prospectus Supplement.
State any exceptions here:

The undersigned acknowledges that it understands its obligation to comply with the provisions of the Securities Exchange Act of 1934, as amended, and the rules thereunder relating to stock manipulation, particularly Regulation M thereunder (or any successor rules or regulations), in connection with any offering of Registrable Common Stock pursuant to the Shelf Registration Statement. The undersigned agrees that neither it nor any person acting on its behalf will engage in any transaction in violation of such provisions.
The undersigned hereby acknowledges its obligations under the Note Purchase Agreement to indemnify and hold harmless certain persons set forth therein.
In accordance with the undersigned’s obligation under the Note Purchase Agreement to provide such information as may be required by law for inclusion in the Shelf Registration Statement and the Prospectus Supplement, the undersigned agrees to promptly notify the Company of any inaccuracies or changes in the information provided herein that may occur subsequent to the date hereof at any time while the Shelf Registration Statement remains effective. All notices hereunder shall be made in writing at the address set forth above.
By signing this Selling Stockholder Questionnaire, the undersigned consents to the disclosure of the information contained herein in its answers to Items (1) through (10) above and the inclusion of such information in the Prospectus Supplement. The undersigned understands that such information will be relied upon by the Company without independent investigation or inquiry in connection with the preparation of the Prospectus Supplement.

IN WITNESS WHEREOF, the undersigned, by authority duly given, has caused this Selling Stockholder Questionnaire to be executed and delivered either in person or by its authorized agent.

Beneficial Owner

By:
Name:
Title:

Dated:

Exhibit G
Substitute Form W-8 and Form W-9